EXHIBIT 10.1

[Form of]

Monsanto Company 2005 Long-Term Incentive Plan

Terms and Conditions
of this Fiscal Year [20_ _ ]
Retention and Performance Restricted Stock Unit Grant

You have received an Award of Restricted Stock Units (the “Units”) under the Monsanto Company 2005 Long-Term Incentive Plan [as Amended and Restated as of January 24, 2012] (the “Plan”). The Grant Date and the number of Units covered by this Award are set forth in the document you have received entitled “Restricted Stock Units Statement.” The Restricted Stock Units Statement and these terms and conditions collectively constitute the Award Certificate for the Units, and describe the provisions applicable to the Units.
1.    Definitions. Each capitalized term not otherwise defined herein has the meaning set forth in the Plan or, if not defined in the Plan, in the attached Restricted Stock Units Statement. The “Company” means Monsanto Company, a Delaware corporation incorporated February 9, 2000.
2.    Nature of Units. The Units represent the right to receive, in certain circumstances, a number of Shares determined in accordance with the Restricted Stock Units Statement and these terms and conditions. Until such time (if any) as Shares are delivered to you, you will not have any of the rights of a common stockholder of the Company with respect to those Shares, your rights with respect to the Units and those Shares will be those of a general creditor of the Company, and you may not sell, assign, transfer, pledge, hypothecate, give away, or otherwise dispose of the Units. Any attempt on your part to dispose of the Units will result in their being forfeited. However, you shall have the right to receive a cash payment (the “Dividend Equivalent Payment”) with respect to the Units (if any) that vest pursuant to this Award, subject to withholding pursuant to paragraph 6 below, in an amount equal to the aggregate cash dividends that would have been paid to you if you had been the record owner, on each record date for a cash dividend during the period from the Grant Date through the settlement date of the Units, of a number of Shares equal to the number of Units that vest under this Award. The Dividend Equivalent Payment shall be made on such settlement date. You shall not be entitled to receive any payments with respect to any non-cash dividends or other distributions that may be made with respect to the Shares.
3.    Vesting of Units. (a) 162(m) Performance Goal. Subject to Section 5, in order to vest in any number of Units under this Award, the 162(m) Performance Goal must be met (as determined and certified by the Committee following the conclusion of the Company’s fiscal year that concludes on August 31, _____ [generally the next fiscal year]). The “162(m) Performance Goal” is that the Company’s Net Income, as defined in the next sentence, must exceed zero for the period from September 1, ____ through August 31, _____ [generally the next three fiscal years]. “Net Income” means gross profit (i) minus (A) sales, general and administrative expenses, (B) research and development expense, (C) amortization, (D) net interest expense, and (E) income taxes and (ii) plus or minus other income and expense; all as reported in the Company’s financial statements; but excluding positive or negative effects of (I) restructuring charges and reversals, (II) the outcome of lawsuits, (III) research and development write-offs on acquisitions, (IV) impact of liabilities, expenses or settlements related to Solutia, Inc. or agreements associated with a Solutia, Inc. plan of reorganization, (V)

unbudgeted business sales and divestitures, and (VI) the cumulative effects of changes in accounting methodology made after August 31, _____ [generally the next fiscal year].
(b)    Vesting Date. If the Section 162(m) Performance Goal is met, then the Units shall vest on _________________ [approximately four years from grant date] (the “Scheduled Vesting Date”), subject to your not incurring a Termination of Service prior to the Scheduled Vesting Date. Subject to Sections 3(c) and 5(c), if the Section 162(m) Performance Goal is not met, or if you incur a Termination of Service prior to the Scheduled Vesting Date, all Units shall be forfeited and cease to be outstanding, effective as of the date it is first determined that such goal will not be met, or as of the date of such Termination of Service, as applicable.

(c)     Effect of Termination of Service. If you incur a Termination of Service before the Scheduled Vesting Date due to a Termination without Cause (other than a Termination without Cause subsequent to a Change of Control, which shall be governed by Section 5(c)) or due to your Disability or death, then effective as of the Scheduled Vesting Date, so long as the Section 162(m) Performance Goal is met, a number of Units shall vest, equal to (i) the total number of Units, times (ii) a fraction, the numerator of which is the number of days from the Grant Date through the date of your Termination of Service, and the denominator of which is the number of days from the Grant Date through the Scheduled Vesting Date. Effective as of the date of a Termination of Service governed by the preceding sentence, all Units in excess of the amount that are eligible for vesting by operation of the preceding sentence shall be forfeited and cease to be outstanding.
4.    Delivery of Shares. The Company shall deliver to you a number of Shares equal to the number of Units (if any) that vest pursuant to this Award (except that in the event of settlement following conversion of this Award into a cash account pursuant to Section 5(a), delivery shall be in cash), subject to withholding as provided in paragraph 6 below. Such delivery shall take place as soon as practicable, but in no event more than 90 days, after the Scheduled Vesting Date. Notwithstanding the foregoing, with respect to a Termination of Service that is a “separation from service” within the meaning of Section 409A of the Code and that occurs during the two-year period following a Change of Control that qualifies as an event described in Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder, such delivery shall take place as soon as practicable following the date of the applicable Termination of Service. Nothing in this Agreement, including Section 5, shall preclude the Company from settling upon a Change of Control an Award that is not replaced by a Replacement Award (as defined below), to the extent effectuated in accordance with Treas. Regs. § 1.409A-3(j)(ix).
5.    Change of Control. The provisions of this Section 5 shall govern vesting of this Award upon a Change of Control, notwithstanding the provisions of Section 11.17 of the Plan.
(a)     Upon the occurrence of a Change of Control, notwithstanding any other provision of this Award Certificate, the number of Units subject to this Award that remain outstanding as of such Change of Control shall vest in full, except to the extent that another award meeting the requirements of Section 5(b) is provided to you to replace this Award (any award meeting the requirements of Section 5(b), a “Replacement Award”). In the event that no Replacement Award is so provided to you, this Award shall be converted into a cash account (based on the number of Units as of the date of the Change of Control and the value per Share as of the Change of Control), which shall accrue interest at the applicable federal short-term rate provided for in Section 1274(d)(1)(A) of the Code, and be settled in accordance with Section 4 above. For clarity, such account shall be fully vested as of the Change of Control, in no event shall the amount of such account be increased or decreased as a result of the circumstances of a subsequent Termination of Service, and the provisions of Section 2 relating to Dividend Equivalent Payments shall cease to apply following conversion of this Award into a cash account.
(b)     An award shall meet the conditions of this Section 5(b) (and hence qualify as a Replacement Award) if: (i) it is a restricted stock unit in respect of publicly traded equity securities of the Company or the surviving corporation following the Change of Control, (ii) it has a value at least equal to the value of the Units subject to this Award as of the date of the Change of Control and provides for vesting based solely on continued service (with no performance conditions), (iii) it contains terms relating to vesting (including with respect to Termination of Service) that are substantially identical to those of this Award, and (iv) its other terms and conditions are not less favorable to you than the terms and conditions of this Award as of the date of the Change of Control. Without limiting the generality of the foregoing, a Replacement Award may take the form of a continuation of this Award if the requirements of the preceding sentence are satisfied. If a Replacement Award is granted, the Units shall not vest upon the Change of Control. The determination of whether the conditions of this Section 5(b) are satisfied shall be made by the Committee, as constituted immediately before the Change of Control, in its sole discretion.
(c)    If you experience (x) a Termination without Cause or (y) a termination under circumstances entitling you to severance benefits under a constructive termination provision (including, without limitation, a “good reason” provision or a constructive “involuntary termination” provision) of an agreement, plan or program covering you, in either case, at any time following a Change of Control, the applicable Replacement Award shall vest in full.
6.    Withholding. Notwithstanding any other provision of this Award Certificate, your right to receive the Dividend Equivalent Payment and to receive Shares or cash in settlement of any Units is subject to withholding of all taxes that are required to be paid or withheld in connection with such Dividend Equivalent Payment or the delivery of such Shares or cash. With respect to the delivery of Shares, you must make arrangements satisfactory to the Company for the payment of any such taxes.
7.    Recoupment Policy. Notwithstanding any other provision of this Award Certificate, this Award shall be subject to the terms of the Company’s Recoupment Policy, which is hereby incorporated herein by reference.
8.    No Right to Continued Employment or Service. This Award Certificate shall not limit or restrict the right of the Company or any Affiliate to terminate your employment or service at any time or for any reason.
9.    Effect of Award Certificate; Severability. This Award Certificate shall be binding upon and shall inure to the benefit of any successor of the Company. The invalidity or enforceability of any provision of this Award Certificate shall not affect the validity or enforceability of any other provision of this Award Certificate.
10.    Amendment. The terms and conditions of this Award Certificate may not be amended in any manner adverse to you without your consent.
11.    Plan Interpretation. This Award Certificate is subject to the provisions of the Plan, and all of the provisions of the Plan are hereby incorporated into this Award Certificate. If there is a conflict between the provisions of this Award Certificate and the Plan, the provisions of the Plan govern. If there is any ambiguity in this Award Certificate, any term that is not defined in this Award Certificate, or any matters as to which this Award Certificate is silent, the Plan shall govern, including, without limitation, the provisions of the Plan addressing construction and governing law, as well as the powers of the Committee, among others, to (a) interpret the Plan, (b) prescribe, amend and rescind rules and regulations relating to the Plan, (c) make appropriate adjustments to the Units in the event of a corporate transaction, and (d) make all other determinations necessary or advisable for the administration of the Plan.